EXHIBIT 11


HEALTHSOUTH Corporation and Subsidiaries
Computation of Income Per Share (Unaudited)
In Thousands, except for per share data

                                                                           Year Ended December 31,
                                                                1993                1994               1995
                                                           --------------     --------------      ---------
PRIMARY:

  Weighted average common shares outstanding                      127,572            131,510           139,631
  Net effect of dilutive stock options                              4,907              8,917             9,099
                                                           --------------     --------------      ------------

      Total Common and Common Equivalent Shares                   132,479            140,427           148,730
                                                           ==============     ==============      ============

  Net income/(loss)                                        $       60,474     $       88,083      $     92,521
                                                           ==============     ==============      ============

  Net income/(loss) per common and
      common equivalent share                              $         0.46     $         0.63      $       0.62
                                                           ==============     ==============      ============


FULLY DILUTED:

  Weighted average common shares outstanding                      127,572            131,510           139,631
  Net effect of dilutive stock options                              4,907              8,917             9,099
                                                           --------------     --------------      ------------
                                                                  132,479            140,427           148,730
  Assumed conversion of 5% Convertible
      Subordinated Debentures due 2001                                   (1)           4,722             6,113
                                                           --------------     --------------      ------------

  Total Common and Common Equivalent Shares,
      Fully Diluted                                        $      132,479     $      145,149      $    154,843
                                                           ==============     ==============      ============

  Net income                                               $       60,474     $       88,083      $     92,521

  Elimination of interest and amortization on 5%
      Convertible Subordinated Debentures due 2001, less
      the related effect on the provision for income taxes               (1)           2,927             3,826
                                                           --------------     --------------      ------------

  Net income, fully diluted                                $      60,474      $       91,010      $     96,347
                                                           ==============     ==============      ============

  Net income per common and common equivalent share                  N/A      $         0.63      $       0.62
                                                           ==============     ==============      ============

(1) There were no other potentially dilutive securities outstanding for this period.




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